EXHIBIT 99.2

COCA-COLA ENTERPRISES INC.

STOCK OPTION GRANT TO DIRECTORS

Name of Optionee:

Number of Options, each one for one share of CCE common stock:

Grant Date:

Option Exercise Price:

Vesting Period:

We are pleased to advise you of your stock option grant from Coca-Cola Enterprises Inc. (also referred to as the “Company”). The terms and conditions applicable to this grant of stock options are described below.

    1.        Effects of Termination on Exercise of Options. Any options that have not vested as of the date you terminate service as a nonemployee director shall be forfeited unless your service terminates on account of your death, disability or at the completion of your term after attaining age 70. In the event of one of these circumstances occurring, any unvested options shall become vested.

    2.        Duration of Options. Any vested options may be exercised at any time until the tenth anniversary of the date of grant (“Options Expiration Date”), except as follows:

(a)

In the event your service as a nonemployee director terminates on account of your disability or at the completion of your term after attaining age 70, your right to exercise any vested options shall expire upon the earlier of five years from the date of such termination or the Options Expiration Date;

(b)

In the event your service as a nonemployee director terminates on account of your death, the right of the executor or administrator of your estate, or of a transferee by will or by laws of descent and distribution, your right to exercise any vested options shall terminate upon the earlier of one year from the date of your death or the Options Expiration Date.

(c)

In the event your service as a nonemployee director terminates on account of any reason other than those described in paragraphs a. and b., above, your right to exercise any vested options shall expire upon the earlier of one year from the date of such termination or the Options Expiration Date.

    3.        Exercise of Options. Payment of the option price shall be made in cash or pursuant to a cashless exercise. Upon the conditions established by the Committee, payment may be made by delivery to the Company of shares of the stock you have owned for six months. You may exercise your options in accordance with the procedures established by the Company from time to time.

    4.        Deemed Acceptance of Grant. This document is a summary of your 20__grant, which is made under the Coca-Cola Enterprises 2001 Stock Option Plan (the “Plan”). The terms of Plan are incorporated by reference into this document. There is no need to acknowledge your acceptance of this grant of stock options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

    5.        Plan Administration. Coca-Cola Enterprises is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to either the General Counsel’s office or to:

COCA-COLA ENTERPRISES INC. STOCK PLAN ADMINISTRATOR P.O. BOX 723040 USA, ATLANTA, GA 31139-0040 770-989-3119